BROWN-FORMAN REPORTS FISCAL 2024 RESULTS

June 5, 2024, LOUISVILLE, KY — Brown-Forman Corporation (NYSE: BFA, BFB) reported financial results for its fourth quarter and fiscal year ended April 30, 2024. Fourth quarter reported net sales decreased 8%1 to $1.0 billion (-5% on an organic basis2) compared to the same prior-year period. In the quarter, reported operating income increased 26% to $375 million (-16% on an organic basis) and diluted earnings per share increased 31% to $0.56.
For the full year, the company’s reported net sales decreased 1% to $4.2 billion (-1% on an organic basis) compared to the same prior-year period. Operating income increased 25% to $1.4 billion (-2% on an organic basis) and diluted earnings per share increased 32% to $2.14.
Lawson Whiting, Brown-Forman’s President and Chief Executive Officer shared, “In a challenging year within the spirits industry, Brown-Forman remained agile and focused on the long-term growth of our brands and our business. While our fiscal 2024 organic results reflect the inventory reductions across the entire spirits value chain, when you adjust for the changes in distributor inventory, we feel good about the results we delivered and are confident in the strength of our strategy, brands, and business. As we look to fiscal 2025, we believe we can build on this foundation and deliver top and bottom line organic growth as well as continued gross margin expansion.”
Fiscal 2024 Highlights
•Reported net sales declines in the United States and Developed International3 markets were largely offset by growth in Emerging3 markets and the Travel Retail3 channel.
•From a brand perspective:
◦Jack Daniel’s Tennessee Whiskey’s reported net sales declined 6% (-5% organic).
◦Diplomático and Gin Mare drove Rest of Portfolio’s3 reported net sales growth of 61% (+15% organic).
◦New Mix delivered reported net sales growth of 32% (+17% organic).

•Reported gross profit increased 1% (+2% organic) with gross margin expansion of 150 basis points.
•The company increased reported advertising expense by 4% (+2% organic).
•The combined divestitures of Finlandia and Sonoma-Cutrer resulted in a gain of $267 million.
•The company returned $804 million to stockholders by distributing $404 million in regular quarterly dividends and $400 million through its share repurchase program.
Fiscal 2024 Brand Results
•Reported net sales for Whiskey3 products declined 3% (-2% organic), driven by lower volumes for Jack Daniel’s Tennessee Whiskey and Jack Daniel’s Tennessee Honey reflecting an estimated net decrease in distributor inventories. This decline was partially offset by the growth of Jack Daniel’s Tennessee Apple and the rest of our whiskey portfolio, including Jack Daniel’s super-premium expressions and Glenglassaugh old and rare cask sales.
•Reported net sales for the Tequila3 portfolio decreased 4% (-7% organic). Herradura’s reported net sales declined 10% (-13% organic) led by lower volumes in the United States reflecting an estimated net decrease in distributor inventories. el Jimador’s reported net sales were flat (-1% organic) driven by lower volumes in Mexico and the United States offset by higher prices.
•The Ready-to-Drink3 (RTD) portfolio delivered reported net sales growth of 2% (flat on an organic basis). New Mix’s reported net sales increased 32% (+17% organic) fueled by higher prices. Reported net sales of Jack Daniel’s RTD/RTP portfolio declined 6% (-5% organic) driven by lower volumes of Jack Daniel's & Cola RTD, partially offset by the continued launch of the Jack Daniel’s & Coca-Cola RTD. Reported net sales were negatively impacted by an estimated net decrease in distributor inventories in the United States.
•Diplomático and Gin Mare drove the significant increase in the Rest of Portfolio's reported net sales growth of 61% (+15% organic) led by the Developed International markets and the United States.
Fiscal 2024 Market Results
•Reported net sales in the United States decreased 4% (-4% organic) driven by lower volumes largely reflecting an estimated net decrease in distributor inventories. This decline was partially offset by higher prices across the portfolio, led by el Jimador and Woodford Reserve, and the growth of super-premium Jack Daniel’s expressions such as Jack Daniel’s Single Barrel Rye Barrel Proof and Jack Daniel's Sinatra.
•Developed International markets’ reported net sales decreased 2% (-5% organic) primarily due to lower volumes of Jack Daniel’s Tennessee Whiskey in Japan, following a significant inventory build in the second half of the prior fiscal year. The decline in reported net sales was partially offset by growth from the recently acquired brands, Diplomático and Gin Mare, and Glenglassaugh old and rare cask sales.
•The Travel Retail channel sustained growth on an exceptionally high comparison in the same prior-year period, as reported net sales increased 8% (+6% organic) propelled by the super-premium American whiskey portfolio. Woodford Reserve and the launch of Jack Daniel’s American Single Malt were the largest contributors of growth in the channel.
•Emerging markets grew reported net sales 5% (+8% organic) led by very strong growth of New Mix in Mexico and Jack Daniel’s Tennessee Apple in Brazil. The growth was partially offset by Jack Daniel’s Tennessee Whiskey declines in United Arab Emirates and Sub-Saharan Africa due to an estimated net decrease in distributor inventories.
Fiscal 2024 Other P&L Items
•Reported gross profit increased 1% (+2% organic) with strong gross margin expansion of 150 basis points to 60.5%. The increase in gross margin was driven by favorable price/mix and lower supply chain disruption related costs, partially offset by higher input costs and the negative effect of foreign exchange.
•Reported advertising expense grew 4% (+2% organic) driven by increased investment in Jack Daniel’s Tennessee Whiskey, Diplomático and Gin Mare brands, and the launch of Jack Daniel’s & Coca-Cola RTD. Reported selling, general, and administrative expenses increased 11% (+7% organic) led by higher compensation and benefit-related expenses and the $23 million commitment to the Brown-Forman Foundation and Dendrifund.
•The company’s reported operating income increased 25% (-2% organic) driven by the positive effect of acquisitions and divestitures, favorable price/mix, the absence of the prior-year period Finlandia non-cash impairment, and lower supply chain disruption costs. This increase was partially offset by operating expense growth, the negative effect of foreign exchange, and the $23 million commitment to the Brown-Forman Foundation and Dendrifund.
•Diluted earnings per share increased $0.52 driven primarily by the increase in reported operating income.
Fiscal 2024 Financial Stewardship
During fiscal 2024, the company paid $404 million to stockholders through its regular quarterly dividend and returned $400 million to stockholders through its share repurchase program which was completed in December 2023. Brown-Forman, a member of the prestigious S&P 500 Dividend Aristocrats index, has paid regular quarterly cash dividends for 80 consecutive years and has increased the regular dividend for 40 consecutive years.

Fiscal 2025 Outlook
We anticipate a return to growth for organic net sales and organic operating income in fiscal 2025 driven by gains in international markets and the benefit of normalizing inventory trends. This outlook is tempered by our belief that global macroeconomic and geopolitical uncertainties will continue to create a challenging operating environment. Accordingly, we expect the following in fiscal 2025:
•Organic net sales growth in the 2% to 4% range.
•Organic operating income growth in the 2% to 4% range.
•Our effective tax rate to be in the range of approximately 21% to 23%.
•Capital expenditures planned to be in the range of $195 to $205 million.
Conference Call Details
Brown-Forman will host a conference call to discuss these results at 10:00 a.m. (ET) today. A live audio broadcast of the conference call, and the accompanying presentation slides, will be available via
Brown-Forman’s website, brown-forman.com, through a link to “Investors/Events & Presentations.” A digital audio recording of the conference call and the presentation slides will also be posted on the website and will be available for at least 30 days following the conference call.
For more than 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel's Tennessee Whiskey, Jack Daniel's Ready-to-Drinks, Jack Daniel's Tennessee Honey, Jack Daniel's Tennessee Fire, Jack Daniel's Tennessee Apple, Gentleman Jack, Jack Daniel's Single Barrel, Woodford Reserve, Old Forester, Coopers’ Craft, The GlenDronach, Benriach, Glenglassaugh, Slane, Herradura, el Jimador, New Mix, Korbel, Chambord, Fords Gin, Gin Mare, and Diplomático Rum. Brown-Forman’s brands are supported by approximately 5,700 employees globally and sold in more than 170 countries worldwide. For more information about the company, please visit brown-forman.com. Follow us on LinkedIn, Instagram, and X, formerly Twitter.

Important Information on Forward-Looking Statements:
This press release contain statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “ambition,” “anticipate,” “aspire,” “believe,” “can,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “would,” and similar words indicate forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:
•Our substantial dependence upon the continued health of the Jack Daniel’s family of brands
•Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher fixed costs
•Disruption of our distribution network or inventory fluctuations in our products by distributors, wholesalers, or retailers
•Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of small distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; further legalization of marijuana; bar, restaurant, travel, or other on-premise declines; shifts in demographic or health and wellness trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation
•Substantial competition from new entrants, consolidations by competitors and retailers, and other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks
•Production facility, aging warehouse, or supply chain disruption
•Imprecision in supply/demand forecasting
•Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, or labor
•Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value
•Impact of health epidemics and pandemics, and the risk of the resulting negative economic impacts and related governmental actions
•Unfavorable global or regional economic conditions and related economic slowdowns or recessions, low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations
•Product recalls or other product liability claims, product tampering, contamination, or quality issues
•Negative publicity related to our industry, company, products, brands, marketing, executive leadership, employees, Board of Directors, family stockholders, operations, business performance, or prospects, including labor strikes and work stoppages
•Failure to attract or retain key executive or employee talent
•Risks associated with being a U.S.-based company with a global business, including commercial, political, and financial risks; local labor policies and conditions, including labor strikes and work stoppages; protectionist trade policies, or economic or trade sanctions, including additional retaliatory tariffs on American whiskeys and the effectiveness of our actions to mitigate the negative impact on our margins, sales, and distributors; compliance with local trade practices and other regulations; terrorism, kidnapping, extortion, or other types of violence; and health pandemics
•Failure to comply with anti-corruption laws, trade sanctions and restrictions, or similar laws or regulations
•Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar
•Changes in laws, regulatory measures, or governmental policies, especially those affecting production, exportation, importation, marketing and promotion, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products
•Tax rate changes (including excise, corporate, sales or value-added taxes, property taxes, payroll taxes, import and export duties, and tariffs) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur
•Decline in the social acceptability of beverage alcohol in significant markets
•Significant additional labeling or warning requirements or limitations on availability of our beverage alcohol products
•Counterfeiting and inadequate protection of our intellectual property rights
•Significant legal disputes and proceedings, or government investigations
•Cyber breach or failure or corruption of our key information technology systems or those of our suppliers, customers, or direct and indirect business partners, or failure to comply with personal data protection laws
•Our status as a family “controlled company” under New York Stock Exchange rules, and our dual-class share structure
For further information on these and other risks, please refer to our public filings, including the “Risk Factors” section of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended April 30, 2023 and 2024
(Dollars in millions, except per share amounts)

	2023	2024	Change

Net sales	$1,046	$964	(8%)
Cost of sales	411	395	(4%)
Gross profit	635	569	(10%)
Advertising expenses	134	115	(14%)
Selling, general, and administrative expenses	201	231	14%
Gain on business divestitures	—	(177)
Other expense (income), net	2	25
Operating income	298	375	26%
Non-operating postretirement expense	2	1
Interest expense, net	27	27
Income before income taxes	269	347	29%
Income taxes	62	81
Net income	$207	$266	29%

Earnings per share:
Basic	$0.43	$0.56	31%
Diluted	$0.43	$0.56	31%

Gross margin	60.8%	59.0%
Operating margin	28.5%	38.9%

Effective tax rate	23.2%	23.5%

Cash dividends paid per common share	$0.2055	$0.2178

Shares (in thousands) used in the
calculation of earnings per share
Basic	479,243	472,548
Diluted	480,397	473,146

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Twelve Months Ended April 30, 2023 and 2024
(Dollars in millions, except per share amounts)

	2023	2024	Change

Net sales	$4,228	$4,178	(1%)
Cost of sales	1,734	1,652	(5%)
Gross profit	2,494	2,526	1%
Advertising expenses	506	529	4%
Selling, general, and administrative expenses	742	826	11%
Gain on business divestitures	—	(267)
Other expense (income), net	119	24
Operating income	1,127	1,414	25%
Non-operating postretirement expense	29	3
Interest expense, net	81	113
Income before income taxes	1,017	1,298	28%
Income taxes	234	274
Net income	$783	$1,024	31%

Earnings per share:
Basic	$1.63	$2.15	32%
Diluted	$1.63	$2.14	32%

Gross margin	59.0%	60.5%
Operating margin	26.7%	33.8%

Effective tax rate	23.0%	21.2%

Cash dividends paid per common share	$0.7880	$0.8466

Shares (in thousands) used in the
calculation of earnings per share
Basic	479,155	476,394
Diluted	480,465	477,220

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2023	April 30, 2024
Assets:
Cash and cash equivalents	$374	$446
Accounts receivable, net	855	769
Inventories	2,283	2,556
Other current assets	289	265
Total current assets	3,801	4,036

Property, plant, and equipment, net	1,031	1,074
Goodwill	1,457	1,455
Other intangible assets	1,164	990
Equity method investments	3	270
Other assets	321	341
Total assets	$7,777	$8,166

Liabilities:
Accounts payable and accrued expenses	$827	$793
Accrued income taxes	22	38
Short-term borrowings	235	428
Current portion of long-term debt	—	300
Total current liabilities	1,084	1,559

Long-term debt	2,678	2,372
Deferred income taxes	323	315
Accrued postretirement benefits	171	160
Other liabilities	253	243
Total liabilities	4,509	4,649

Stockholders’ equity	3,268	3,517

Total liabilities and stockholders’ equity	$7,777	$8,166

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Twelve Months Ended April 30, 2023 and 2024
(Dollars in millions)

	2023	2024

Cash provided by operating activities	$640	$647

Cash flows from investing activities:
Proceeds from business divestitures	—	246
Business acquisitions, net of cash acquired	(1,195)	—
Additions to property, plant, and equipment	(183)	(228)
Other	23	31
Cash provided by (used for) investing activities	(1,355)	49

Cash flows from financing activities:
Net change in other short-term borrowings	234	192
Repayment of long-term debt	(250)	—
Proceeds from long-term debt	648	—
Acquisition of treasury stock	—	(400)
Dividends paid	(378)	(404)
Other	(15)	(6)
Cash provided by (used for) financing activities	239	(618)

Effect of exchange rate changes	(14)	(6)

Net increase (decrease) in cash, cash equivalents, and restricted cash	(490)	72

Cash, cash equivalents, and restricted cash at beginning of period	874	384

Cash, cash equivalents, and restricted cash at end of period	384	456
Less: Restricted cash at end of period	(10)	(10)
Cash and cash equivalents at end of period	$374	$446

Schedule A
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)

Percentage change versus the prior-year period ended	April 30, 2024
	3 Months	12 Months
Reported change in net sales	(8%)	(1%)
Acquisitions and divestitures	1%	(1%)
JDCC*	—%	—%
Foreign exchange	—%	—%
Organic change in net sales[2]	(5%)	(1%)

Reported change in gross profit	(10%)	1%
Acquisitions and divestitures	1%	—%
JDCC*	—%	—%
Foreign exchange	1%	2%
Organic change in gross profit[2]	(8%)	2%

Reported change in advertising expenses	(14%)	4%
Acquisitions and divestitures	1%	(2%)
Foreign exchange	1%	(1%)
Organic change in advertising expenses[2]	(12%)	2%

Reported change in SG&A	14%	11%
Acquisitions and divestitures	1%	—%
Foundation*	(11%)	(3%)
Foreign exchange	1%	(1%)
Organic change in SG&A2	4%	7%

Reported change in operating income	26%	25%
Acquisitions and divestitures	(56%)	(27%)
Impairment charges	2%	(7%)
Other items*	8%	2%
Foreign exchange	5%	4%
Organic change in operating income[2]	(16%)	(2%)

*Other Items include “JDCC” and “Foundation”. See “Note 2 - Non-GAAP Financial Measures” for details.

See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding.

Schedule B
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)
Twelve Months Ended April 30, 2024

	Supplemental Information[3]
	Volumes (9-Liter Cases)				Net Sales % Change vs. Prior-Year Period
Product Category / Brand Family / Brand[3]	Depletions (Millions)	% Change vs. Prior-Year Period	Shipments (Millions)	% Change vs. Prior-Year Period	Reported	Acquisitions and Divestitures	JDCC	Foreign Exchange	Organic[2]
Whiskey	21.7	—%	20.7	(8%)	(3%)	—%	—%	1%	(2%)
JDTW	14.4	(1%)	13.6	(10%)	(6%)	—%	—%	2%	(5%)
JDTH	2.0	(5%)	1.9	(10%)	(8%)	—%	—%	—%	(8%)
Gentleman Jack	0.8	(2%)	0.8	(12%)	(10%)	—%	—%	2%	(9%)
JDTA	0.9	25%	0.9	28%	32%	—%	—%	1%	33%
JDTF	0.7	(4%)	0.6	(10%)	(11%)	—%	—%	—%	(11%)
Woodford Reserve	1.8	7%	1.7	(3%)	2%	—%	—%	—%	3%
Old Forester	0.5	7%	0.5	2%	11%	—%	—%	—%	11%
Rest of Whiskey	0.6	(6%)	0.6	(6%)	15%	—%	—%	1%	16%
Ready-to-Drink	21.0	(3%)	22.4	(8%)	2%	—%	1%	(4%)	—%
JD RTD/RTP	10.8	(8%)	12.2	(15%)	(6%)	—%	1%	—%	(5%)
New Mix	10.2	4%	10.2	4%	32%	—%	—%	(15%)	17%
Tequila	2.3	(11%)	2.2	(13%)	(4%)	—%	—%	(3%)	(7%)
el Jimador	1.5	(12%)	1.5	(14%)	—%	—%	—%	(1%)	(1%)
Herradura	0.6	(8%)	0.6	(13%)	(10%)	—%	—%	(3%)	(13%)
Wine	1.8	(5%)	1.8	(1%)	—%	—%	—%	—%	—%
Vodka	1.2	(6%)	1.2	(7%)	(16%)	19%	—%	1%	3%
Rest of Portfolio	0.7	(1%)	0.7	(2%)	61%	(49%)	—%	3%	15%
Non-branded and bulk	NM	NM	NM	NM	(2%)	—%	—%	—%	(2%)
Total Portfolio	48.8	(2%)	49.2	(8%)	(1%)	(1%)	—%	—%	(1%)

Other Brand Aggregations
Jack Daniel's Family of Brands	30.0	(4%)	30.5	(11%)	(5%)	—%	—%	1%	(4%)
American Whiskey	21.6	—%	20.6	(8%)	(3%)	—%	—%	1%	(2%)
Premium Bourbons	2.3	6%	2.3	(2%)	4%	—%	—%	—%	4%

    See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding.

Schedule C
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)
Twelve Months Ended April 30, 2024

	Net Sales % Change vs. Prior-Year Period
Geographic Area[3]	Reported	Acquisitions and Divestitures	JDCC	Foreign Exchange	Organic[2]
United States	(4%)	—%	—%	—%	(4%)
Developed International	(2%)	(2%)	—%	—%	(5%)
Germany	10%	(1%)	—%	(2%)	7%
Australia	(8%)	—%	—%	2%	(6%)
United Kingdom	(11%)	(1%)	—%	(2%)	(14%)
France	—%	(2%)	—%	(1%)	(3%)
Canada	2%	(1%)	—%	1%	2%
Spain	2%	(1%)	—%	(2%)	(1%)
Rest of Developed International	(4%)	(6%)	—%	—%	(9%)
Emerging	5%	1%	—%	2%	8%
Mexico	19%	—%	—%	(13%)	6%
Poland	15%	3%	—%	(6%)	11%
Brazil	5%	—%	—%	(2%)	3%
Rest of Emerging	(6%)	2%	—%	14%	10%
Travel Retail	8%	(1%)	—%	—%	6%
Non-branded and bulk	(2%)	—%	—%	—%	(2%)
Total	(1%)	(1%)	—%	—%	(1%)

See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding.

Schedule D
Brown-Forman Corporation
Supplemental Information (Unaudited) — Estimated Net Change in Distributor Inventories

Twelve Months Ended April 30, 2024
Estimated Net Change in Distributor Inventories[3] vs. Prior-Year Period
Geographic Area[3] - Net Sales
United States	(4%)
Developed International	(6%)
Emerging	(12%)
Travel Retail	1%
Non-Branded and Bulk	—%

Product category / brand family / brand[1]
Whiskey	(7%)
JDTW	(8%)
JDTH	(7%)
Gentleman Jack	(11%)
JDTA	3%
JDTF	(9%)
Woodford Reserve	(9%)
Old Forester	(4%)
Rest of Whiskey	(3%)
Ready-to-Drink	(5%)
JD RTD/RTP	(6%)
New Mix	—%
Tequila	(4%)
el Jimador	(2%)
Herradura	(6%)
Wine	3%
Vodka (Finlandia)	(6%)
Rest of Portfolio	(2%)
Non-branded and bulk	—%

Statement of Operations Line Items
Net Sales	(6%)
Cost of Sales	(4%)
Gross Profit	(7%)
Operating Income	(14%)

A positive difference is interpreted as a net increase in distributors’ inventories; whereas, a negative difference is interpreted as a net decrease in distributors’ inventories.

Note 1 - Percentage growth rates are compared to the same prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures
Use of Non-GAAP Financial Information. We use some financial measures in this press release that are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may not define or calculate these non-GAAP measures in the same way. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B, and C of this press release.
“Organic change” in measures of statements of operations. We present changes in certain measures, or line items, of the statements of operations that are adjusted to an “organic” basis. We use “organic change” for the following measures of the statements of operations: (a) organic net sales; (b) organic cost of sales; (c) organic gross profit; (d) organic advertising expenses; (e) organic selling, general, and administrative (SG&A) expenses; (f) organic other expense (income) net; (g) organic operating expenses*; and (h) organic operating income. To calculate these measures, we adjust, as applicable, for (1) acquisitions and divestitures, (2) impairment charges, (3) other items, and (4) foreign exchange. We explain these adjustments below.
•“Acquisitions and divestitures.” This adjustment removes (a) the gain or loss recognized on sale of divested brands, (b) any non-recurring effects related to our acquisitions and divestitures (e.g., transaction, transition, and integration costs or income), and (c) the effects of operating activity related to acquired and divested brands for periods not comparable year over year (non-comparable periods). Excluding non-comparable periods allows us to include the effects of acquired and divested brands only to the extent that results are comparable year over year.
During the third quarter of fiscal 2023, we acquired Gin Mare Brand, S.L.U. and Mareliquid Vantguard, S.L.U., which owned the Gin Mare brand (Gin Mare). This adjustment removes (a) the transaction, transition, and integration costs related to the acquisition, (b) operating activity for the non-comparable periods, which is activity in the first and second quarters of fiscal 2024, and (c) fair value adjustments to Gin Mare’s earn-out contingent consideration liability that is payable in cash no earlier than July 2024 and no later than July 2027.
During the third quarter of fiscal 2023, we acquired (a) International Rum and Spirits Distributors Unipessoal, Lda., (b) Diplomático Branding Unipessoal Lda., (c) International Bottling Services, S.A., (d) International Rum & Spirits Marketing Solutions, S.L., and (e) certain assets of Destilerias Unidas Corp., which collectively own the Diplomático Rum brand and related assets (Diplomático). This adjustment removes (a) the transaction, transition, and integration costs related to the acquisition, and (b) operating activity for the non-comparable periods, which is primarily activity in the first three quarters of fiscal 2024.
During the third quarter of fiscal 2024, we sold our Finlandia vodka business, which resulted in a pre-tax gain of $92 million, and entered into a related transition services agreement (TSA) for this business. This adjustment removes the (a) transaction costs related to the divestiture, (b) the gain on sale of the Finlandia vodka business, (c) operating activity for the non-comparable period, which is activity in the third and fourth quarters of fiscal 2023, and (d) net sales, cost of sales, and operating expenses recognized pursuant to the TSA related to distribution services in certain markets.
During the fourth quarter of fiscal 2024, we sold our Sonoma-Cutrer wine business in exchange for an ownership percentage of 21.4% in The Duckhorn Portfolio Inc. (Duckhorn) along with $50 million cash and entered into a related TSA for this business. This transaction resulted in a pre-tax gain of $175 million. This adjustment removes the transaction costs related to the divestiture and the gain on sale of the Sonoma-Cutrer wine business.
During the second quarter of fiscal 2024, we recognized a gain of $7 million on the sale of certain fixed assets. This adjustment removes the gain from our other expense (income), net and operating income.
We believe that these adjustments allow for us to better understand our organic results on a comparable basis.
•Impairment Charges.” This adjustment removes the impact of impairment charges from our results of operations.

*Operating expenses include advertising expenses, SG&A expenses, and other expenses (income), net.

During the third quarter of fiscal 2023, we recognized a non-cash impairment charge of $96 million for the Finlandia brand name. During the fourth quarter of fiscal 2024, we recognized a non-cash impairment charge of $7 million for an immaterial discontinued brand name. We believe that these adjustments allow for us to understand our organic results on a comparable basis.
•“Other Items.” Other Items include the additional items outlined below.
“Foundation.” During the fourth quarter of fiscal 2024, we committed $23 million to the Brown-Forman Foundation and Dendrifund (the Foundation and Dendrifund) to support the communities where our employees live and work. This adjustment removes the commitment to the Foundation from our organic SG&A expenses and organic operating income to present our organic results on a comparable basis.
“Jack Daniel’s Country Cocktails business model change (JDCC).” In fiscal 2021, we entered into a partnership with the Pabst Brewing Company for the supply, sales, and distribution of Jack Daniel's Country Cocktails in the United States while Brown-Forman continued to produce certain products. During fiscal 2024, the production transitioned to Pabst Brewing Company for the remaining Jack Daniel’s Country Cocktails products. This adjustment removes the non-comparable operating activity related to the sales of Brown-Forman-produced Jack Daniel’s Country Cocktails products during the fourth quarter of fiscal 2023 and fiscal 2024.
•“Foreign exchange.” We calculate the percentage change in certain line items of the statements of operations in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the organic trend both positively and negatively. (In this press release, “dollar” always means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current-year results at prior-year rates and remove transactional and hedging foreign exchange gains and losses from current- and prior-year periods.
We use the non-GAAP measure “organic change”, along with other metrics, to: (a) understand our performance from period to period on a consistent basis; (b) compare our performance to that of our competitors; (c) calculate components of management incentive compensation; (d) plan and forecast; and (e) communicate our financial performance to the Board of Directors, stockholders, and investment community. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. We believe these non-GAAP measures are useful to readers and investors because they enhance the understanding of our historical financial performance and comparability between periods. When we provide guidance for organic change in certain measures of the statements of operations we do not provide guidance for the corresponding GAAP change, as the GAAP measure will include items that are difficult to quantify or predict with reasonable certainty, such as foreign exchange, which could have a significant impact to our GAAP income statement measures.
In addition to the non-GAAP financial measures presented, we believe that our results are affected by changes in distributor inventories, particularly in our largest market, the United States, where the spirits industry is subject to regulations that essentially mandate a so-called “three-tier system,” with a value chain that includes suppliers, distributors, and retailers. Accordingly, we also provide information concerning estimated fluctuations in distributor inventories. We believe such information is useful in understanding our performance and trends as it provides relevant information regarding customers’ demand for our products. See Schedule D of this press release.

Note 3 - Definitions
From time to time, to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to stage of economic development as defined by the International Monetary Fund (IMF), and we aggregate brands by beverage alcohol category. Below, we define the geographic and brand aggregations used in this release.

Geographic Aggregations.
In Schedule C and Schedule D, we provide supplemental information for our top markets ranked by percentage of reported net sales. In addition to markets listed by country name, we include the following aggregations:

•“Developed International” markets are “advanced economies” as defined by the IMF, excluding the United States. Our top developed international markets were Germany, Australia, the United Kingdom, France, Canada, and Spain. This aggregation represents our net sales of branded products to these markets.
•“Spain” includes Spain and certain other surrounding territories.
•“Emerging” markets are “emerging and developing economies” as defined by the IMF. Our top emerging markets were Mexico, Poland, and Brazil. This aggregation represents our net sales of branded products to these markets.
•“Brazil” includes Brazil, Uruguay, Paraguay, and certain other surrounding territories.
•“Travel Retail” represents our net sales of branded products to global duty-free customers, other travel retail customers, and the U.S. military, regardless of customer location.
•“Non-branded and bulk” includes net sales of used barrels, contract bottling services, and non-branded bulk whiskey and wine, regardless of customer location.
Brand Aggregations.
In Schedule B and Schedule D, we provide supplemental information for our top brands ranked by percentage of reported net sales. In addition to brands listed by name, we include the aggregations outlined below.
In fiscal 2023, we began presenting “Ready-to-Drink” products as a separate aggregation due to its more significant contribution to our growth in recent years and industry-wide category growth trends. “Whiskey” no longer contains Jack Daniel’s ready-to-drink (RTD) and ready-to-pour (RTP), and “Tequila” no longer includes New Mix. These brands are now included in the “Ready-to-Drink” brand aggregation.
•“Whiskey” includes all whiskey spirits and whiskey-based flavored liqueurs. The brands included in this category are the Jack Daniel’s family of brands (excluding the “Ready-to-Drink” products defined below), the Woodford Reserve family of brands (Woodford Reserve), the Old Forester family of brands (Old Forester), GlenDronach, Glenglassaugh, Benriach, Slane Irish Whiskey, and Coopers’ Craft.
•“American whiskey” includes the Jack Daniel’s family of brands (excluding the “Ready-to-Drink” products defined below) and premium bourbons (defined below).
•“Premium bourbons” includes Woodford Reserve, Old Forester, and Coopers’ Craft.
•“Super-premium American whiskey” includes Woodford Reserve, Gentleman Jack, and other super-premium Jack Daniel's expressions.
•“Ready-to-Drink” includes all ready-to-drink (RTD) and ready-to-pour (RTP) products. The brands included in this category are Jack Daniel’s RTD and RTP products (JD RTD/RTP), New Mix, and other RTD/RTP products.
•“Jack Daniel’s RTD/RTP” products include all RTD line extensions of Jack Daniel’s, such as Jack Daniel’s & Cola, Jack Daniel’s & Coca-Cola RTD, Jack Daniel’s Country Cocktails, Jack Daniel’s Double Jack, and other malt- and spirit-based Jack Daniel’s RTDs, along with Jack Daniel’s Winter Jack RTP.
•“Jack Daniel’s & Coca-Cola RTD” includes all Jack Daniel’s and Coca-Cola RTD products and Jack Daniel’s bulk whiskey shipments for the production of this product.
•“Tequila” includes el Jimador, the Herradura family of brands (Herradura), and other tequilas.
•“Wine” includes Korbel California Champagnes and Sonoma-Cutrer wines (which we divested on April 30, 2024).
•“Vodka” includes Finlandia, which we divested on November 1, 2023.
•“Rest of Portfolio” includes Diplomático, Chambord, Gin Mare, Korbel Brandy, and Fords Gin.

•“Non-branded and bulk” includes net sales of used barrels, contract bottling services, and non-branded bulk whiskey and wine.
•“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), JD RTD/RTP, Jack Daniel’s Tennessee Honey (JDTH), Gentleman Jack, Jack Daniel’s Tennessee Apple (JDTA), Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Single Barrel Collection (JDSB), Jack Daniel’s Bonded Tennessee Whiskey, Jack Daniel’s Sinatra Select, Jack Daniel’s Tennessee Rye Whiskey (JDTR), Jack Daniel’s Triple Mash Blended Straight Whiskey, Jack Daniel’s Bottled-in-Bond, Jack Daniel’s American Single Malt, Jack Daniel’s 12 Year Old, Jack Daniel’s 10 Year Old, and other Jack Daniel’s expressions.
Other Metrics.
•“Shipments.” We generally record revenues when we ship or deliver our products to our customers. In this release, unless otherwise specified, we refer to shipments when discussing volume.
•“Depletions.” This is a term commonly used in the beverage alcohol industry to describe volume. Depending on the context, depletions usually means either (a) where Brown-Forman is the distributor, shipments directly to retail or wholesale customers or (b) where Brown-Forman is not the distributor, shipments from distributor customers to retailers and wholesalers. We believe that depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do.
•“Consumer takeaway.” When discussing trends in the market, we refer to consumer takeaway, a term commonly used in the beverage alcohol industry that refers to the purchase of product by consumers from retail outlets, including products purchased through e-commerce channels, as measured by volume or retail sales value. This information is provided by third parties, such as Nielsen and the National Alcohol Beverage Control Association (NABCA). Our estimates of market share or changes in market share are derived from consumer takeaway data using the retail sales value metric. We believe consumer takeaway is a leading indicator of consumer demand trends.
•“Estimated net change in distributor inventories.” We generally recognize revenue when our products are shipped or delivered to customers. In the United States and certain other markets, our customers are distributors that sell downstream to retailers and consumers. We believe that our distributors’ downstream sales more closely reflect actual consumer demand than do our shipments to distributors. Our shipments increase distributors’ inventories, while distributors’ depletions (as described above) reduce their inventories. Therefore, it is possible that our shipments do not coincide with distributors’ downstream depletions and merely reflect changes in distributors’ inventories. Because changes in distributors’ inventories could affect our trends, we believe it is useful for investors to understand those changes in the context of our operating results.
We perform the following calculation to determine the “estimated net change in distributor inventories”:
•For both the current-year period and the comparable prior-year period, we calculate a “depletion-based” amount by (a) dividing the organic dollar amount (e.g. organic net sales) by the corresponding shipment volumes to arrive at a shipment per case amount, and (b) multiplying the resulting shipment per case amount by the corresponding depletion volumes. We subtract the year-over-year percentage change of the “depletion-based” amount from the year-over-year percentage change of the organic amount to calculate the “estimated net change in distributor inventories.”
•A positive difference is interpreted as a net increase in distributors’ inventories, which implies that organic trends could decrease as distributors reduce inventories; whereas, a negative difference is interpreted as a net decrease in distributors’ inventories, which implies that organic trends could increase as distributors rebuild inventories.